CERTIFIED PUBLIC ACCOUNTANTS 805 Third Ave., New York, NY 10022 Voice: (212) 838-5100 Fax: (212) 838-2676

October 22, 2012

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated October 19, 2012 of Redfin Network, Inc. and are in agreement with the statements contained first sentence with regards to the dismissal of Sherb & Co., LLP, the second and fourth sentence of the first paragraph, the second, third and fifth paragraphs therein in their entirety.  We have no basis to agree or disagree with other statements of the Registrant contained therein.

/s/ Sherb & Co., LLP
Certified Public Accountants